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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 4, 1999, except as to Note 12, as to which the date is March 29, 2000 in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-96009) and related Prospectus of Qualstar Corporation for the registration of 2,875,000 shares of its common stock.

     Our audit also included the financial statement schedule of Qualstar Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Woodland Hills, California

May 16, 2000